Exhibit 99.1

HSBC North America Holdings Inc. CCAR 2014 Result

New York – March 26, 2014 – The Board of Governors of the Federal Reserve System (Federal Reserve) informed HSBC North America Holdings Inc. (HSBC North America), the indirect parent company of HSBC USA Inc. (HSBC USA) and HSBC Finance Corporation, that it did not object to HSBC North America's capital actions, including payment of dividends on outstanding preferred stock of HSBC North America and its subsidiaries.

The Federal Reserve informed HSBC North America that it objects to its capital plan submitted for the 2014 Comprehensive Capital Analysis and Review (CCAR) due to weaknesses in its capital planning processes. HSBC North America will be required to resubmit its capital plan incorporating enhancements to its processes.

In the Federal Reserve's Dodd-Frank Act Stress Test results issued on March 24, 2014, HSBC North America had the strongest minimum total capital ratio, after the impact of the supervisory severely adverse scenario, compared to its peer CCAR firms, an indication of the capital and financial strength of HSBC North America.

The Dodd-Frank Act Stress Test results are based solely on hypothetical adverse scenarios and should not be viewed or interpreted as forecasts of expected outcomes or capital adequacy or of the actual financial condition of HSBC North America. Capital planning and stress testing for HSBC North America may impact HSBC USA’s future capital and liquidity.

The Federal Reserve does not permit bank holding companies to disclose confidential supervisory information including the reason for an objection to a capital plan submitted for CCAR.

Media inquiries:

Rob Sherman +1 212-525-6905 robert.a.sherman@us.hsbc.com

Notes to editors:

HSBC North America Holdings Inc. is the holding company for HSBC Holdings plc's operations in the United States and, at 30 September 2013, had assets of US $309.3bn (US GAAP). The company’s businesses serve customers in the following key areas: retail banking and wealth management, commercial banking, private banking, and global banking and markets.

HSBC USA Inc. and its subsidiaries including HSBC Bank USA, N.A. (collectively, HUSI) offer a full range of traditional banking products and services to individuals, including high net worth individuals, small businesses, corporations, institutions and governments.

HSBC Finance Corporation, through its subsidiaries, owns and services a portfolio of residential real estate loans. HSBC Finance is a subsidiary of HSBC North America Holdings Inc.

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